EXHIBIT 99.1

CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES SECOND QUARTER 2005 RESULTS

DALLAS – July 21, 2005 – Capstead Mortgage Corporation (NYSE: CMO) today reported net income of $5,990,000, or $0.05 per diluted common share, for the quarter ended June 30, 2005, compared to $11,815,000 or $0.44 per diluted common share, for the same period in 2004 and $7,602,000, or $0.13 per diluted common share, for the first quarter of 2005. Operating income was $0.10 per common share for the second quarter of 2005, compared to $0.18 for the first quarter of 2005 and $0.50 for the second quarter of 2004. A table reconciling net income per diluted common share (calculated in accordance with accounting principles generally accepted in the United States (“GAAP”)) to operating income per common share (a non-GAAP financial measure calculated to exclude depreciation on real estate, any gain on asset sales and the dilutive effects, if present, of the Series B preferred shares) is included in this release.

Second Quarter Results and Related Discussion

Second quarter 2005 operating income declined from the first quarter of 2005 as higher borrowing costs offset increasing investment yields. Investment yields were also hampered by high levels of mortgage prepayments resulting from relatively low long-term interest rates. During the second quarter Capstead marginally increased its mortgage securities portfolio, which consists primarily of residential adjustable-rate mortgage (“ARM”) securities, to approximately $3.5 billion with acquisitions of ARM securities totaling $399 million offsetting portfolio runoff of $329 million. Financing spreads (the difference between yields earned on this portfolio and rates charged on related borrowings) declined 21 basis points to 0.60% during the second quarter.

Overall portfolio yields averaged 3.51% during the second quarter, an 18 basis point improvement over the prior quarter primarily reflecting the benefit of higher interest rates on the underlying mortgage loans that reset during the period. As noted above, this benefit was partially offset by relatively high mortgage prepayments, which reduced portfolio yields nine basis points more than projected. The level of mortgage prepayments impacts how quickly purchase premiums are amortized to earnings as yield adjustments. Yields on current-reset ARM securities fluctuate as coupon interest rates on the underlying mortgage loans reset periodically to a margin over a current short-term interest rate index (typically, a one-year index), subject to periodic and lifetime limits or caps. Coupon interest rate resets are expected to continue trending higher, contributing to improving portfolio yields in the coming quarters. For example, if one-year interest rates remain at current levels, portfolio yields are expected to improve 27 basis

Interest rates on borrowings secured by the mortgage securities portfolio averaged 2.91% during the second quarter of 2005, an increase of 39 basis points over the prior quarter. These borrowings generally reset monthly and are expected to increase further by year-end, particularly given the likelihood that the Federal Reserve’s Federal Open Market Committee (the “Federal Reserve”) will continue to increase the federal funds rate at upcoming meetings. Borrowings supporting the Company’s modest position in fixed-rate securities and longer-to-reset ARM securities averaged $700 million at a favorable rate of 2.55% during the second quarter. These longer-term borrowings begin maturing during the fourth quarter.

Commenting on Capstead’s operating results, Andrew F. Jacobs, President and Chief Executive Officer, said, “As anticipated, we are continuing to experience the effects of reduced financing spreads as a result of rising borrowing rates partially offset by the benefits of yield increases on our ARM portfolio as coupon interest rates on a portion of the underlying loans reset to more current rates. However, mortgage prepayments were higher than anticipated during the second quarter, which reduced the overall yield on our ARM securities portfolio. The flattening of the yield curve thus far in 2005, with short-term interest rates rising 100 basis points without a corresponding rise in long-term interest rates, has created opportunities for many homeowners with ARM loans to refinance and lock-in attractive longer-term interest rates.

“Looking forward, yields on our ARM portfolio are expected to continue resetting higher each quarter into 2006, despite likely pressure from continued elevated levels of mortgage prepayments. After absorbing increases in the federal funds rate totaling 225 basis points since June 2004 to the current level of 3.25%, the financial markets currently expect that the Federal Reserve may slow its pace of increasing rates during the latter half of 2005. Once our borrowing rates begin to stabilize, we anticipate that ongoing ARM portfolio yield increases will again allow for earnings improvements. If the Federal Reserve continues increasing rates in 25 basis point increments beyond current market expectations for a 4.00% federal funds rate by year-end, or in increments greater than 25 basis points at any one time, the pressure on our earnings would be more pronounced and an earnings recovery would be further delayed.

“Although rising short-term interest rates and higher mortgage prepayments have put continued pressure on near-term quarterly earnings, the portfolio has performed well from a valuation perspective and we believe our core investment strategy of maintaining a large portfolio of ARM securities will generate attractive returns for our stockholders over the longer term. We also believe that we are in a strong position to augment this portfolio with other real estate-related investments that can provide attractive risk-adjusted returns with less sensitivity to changes in interest rates over the long term. To this end, in May 2005 we announced a joint commitment with Crescent Real Estate Equities Company (NYSE: CEI) to co-invest on a leveraged basis up to $200 million in capital in select mezzanine loans and other junior

Book Value per Common Share

As of June 30, 2005, Capstead’s book value per common share was $7.62, an increase of $0.03 from March 31, 2005 and a decline of $0.29 from December 31, 2004. The year-to-date decrease was caused by declines in the aggregate unrealized gain on the Company’s mortgage securities portfolio primarily because of portfolio runoff, dividend payments in excess of GAAP net income and the recent issuance of equity-based incentive compensation to directors and employees. Declines in the aggregate unrealized gain on the Company’s mortgage investments (most of which are carried at fair value with changes in fair value reflected in stockholders’ equity) and other elements of accumulated other comprehensive income lowered book value by $0.12 per share. Dividend payments in excess of GAAP net income, which results primarily because the Company currently distributes all cash flow from its net-leased real estate, lowered book value by $0.10 per share. Unvested stock grants made to directors and employees in May 2005 totaling 172,600 shares lowered book value by $0.07 per share.

The unrealized gain on the Company’s mortgage investments can be expected to fluctuate with changes in portfolio size and composition as well as changes in interest rates and market liquidity, and such changes will largely be reflected in book value per common share. Book value will also be affected by other factors, including capital stock transactions and the level of dividend distributions relative to quarterly net income; however, temporary changes in fair value of investments not held in the form of securities, such as Capstead’s real estate held for lease, generally will not affect book value.

About Capstead

Capstead Mortgage Corporation is a real estate investment trust headquartered in Dallas, Texas. Capstead earns income from investing in real estate-related assets on a leveraged basis and from other investment strategies. These investments currently consist primarily of, but are not limited to, residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Capstead also seeks to opportunistically invest a portion of its equity in credit-sensitive commercial real estate-related assets, including, but not limited to, direct ownership interests in commercial real estate as well as mezzanine loans and other junior liens on commercial real estate.

Forward Looking Statements

This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30, 2005	December 31, 2004
	(unaudited)
Assets
Mortgage securities and similar investments
($3.4 billion pledged under repurchase arrangements in 2005)	$3,486,161	$3,382,372
CMO collateral	22,657	56,187

	3,508,818	3,438,559
Real estate held for lease, net of accumulated depreciation	127,851	129,705
Receivables and other assets	52,873	46,688
Cash and cash equivalents	181	73,030

	$3,689,723	$3,687,982

Liabilities
Repurchase arrangements and similar borrowings	$3,206,954	$3,166,059
Collateralized mortgage obligations (“CMOs”)	22,366	55,735
Borrowings secured by real estate	119,884	120,001
Common stock dividend payable	1,903	4,151
Accounts payable and accrued expenses	10,074	9,497

	3,361,181	3,355,443

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A,
202 shares issued and outstanding at June 30, 2005 and December 31, 2004 ($3,317 aggregate liquidation preference)	2,827	2,827
$1.26 Cumulative Convertible Preferred Stock, Series B,
15,819 shares issued and outstanding at June 30, 2005 and December 31, 2004
($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 100,000 shares authorized;
19,043 and 18,867 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	191	189
Paid-in capital	514,969	516,704
Accumulated deficit	(387,718)	(387,718)
Accumulated other comprehensive income	21,568	23,832

	328,542	332,539

	$3,689,723	$3,687,982

Book value per common share	$7.62	$7.91

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Quarter Ended		Six Months Ended
		June 30		June 30
	2005	2004	2005	2004
Interest income:
Mortgage securities and similar investments	$30,214	$19,279	$58,395	$38,716
CMO collateral	375	1,866	717	4,372

Total interest income	30,589	21,145	59,112	43,088

Interest and related expense:
Repurchase arrangements and similar borrowings	23,445	6,967	43,185	12,797
CMO borrowings	303	1,659	546	3,952
Mortgage insurance and other	46	67	96	114

Total interest and related expense	23,794	8,693	43,827	16,863

Net margin on financial assets	6,795	12,452	15,285	26,225

Real estate lease income	2,890	2,434	5,540	4,959

Real estate-related expense:
Interest	1,501	1,061	2,778	2,146
Depreciation	927	927	1,854	1,854

Total real estate-related expense	2,428	1,988	4,632	4,000

Net margin on real estate held for lease	462	446	908	959

Other revenue (expense):
CMO administration and other	215	249	411	316
Other operating expense	(1,482)	(1,332)	(3,012)	(3,331)

Total other revenue (expense)	(1,267)	(1,083)	(2,601)	(3,015)

Net income	$5,990	$11,815	$13,592	$24,169

Net income	$5,990	$11,815	$13,592	$24,169
Less cash dividends paid on preferred shares	(5,064)	(5,064)	(10,128)	(10,131)

Net income available to common stockholders	$926	$6,751	$3,464	$14,038

Net income per common share:
Basic	$0.05	$0.44	$0.18	$0.95
Diluted	0.05	0.44	0.18	0.94
Cash dividends declared per share:
Common	$0.100	$0.500	$0.280	$1.030
Series A Preferred	0.400	0.400	0.800	0.800
Series B Preferred	0.315	0.315	0.630	0.630

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands)
(unaudited)

June 30, 2005				December 31, 2004
Principal	Premium	Basis	Market	Unrealized	Unrealized
Balance	(Discount)		Value	Gains	Gains
				(Losses)	(Losses)
Debt securities held available-for-sale: (a)
Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$485	$2	$487	$529		$42	$55
ARMs	2,313,752	44,431	2,358,183	2,369,209		11,026	14,740
Ginnie Mae ARMs	945,275	5,879	951,154	961,272		10,118	8,406

	3,259,512	50,312	3,309,824	3,331,010		21,186	23,201

Non-agency Securities:
Fixed-rate	640	–	640	677		37	53
ARMs	34,260	298	34,558	35,004		446	478

	34,900	298	35,198	35,681		483	531
CMBS – adjustable rate	50,834	7	50,841	50,866		25	38
CMO collateral	8,546	232	8,778	8,902		124	253

	$3,353,792	$50,849	$3,404,641	$3,426,459		$21,818	$24,023

Debt securities held-to-maturity: (b)
Released CMO collateral:
Agency securities:
Fixed-rate	$27,605	$107	$27,712	$28,779		$1,067	$1,723
Non-agency securities:
Fixed-rate	26,597	7	26,604	27,336		732	1,271
ARMs	14,099	189	14,288	14,432		144	(23)

	68,301	303	68,604	70,547		1,943	2,971
CMO collateral	13,502	253	13,755	13,799		44	84

	$81,803	$556	$82,359	$84,346		$1,987	$3,055

(a)	Unrealized gains and losses on investments in debt securities classified as available-for-sale are recorded in stockholders’ equity as a component of “Accumulated other comprehensive income.” Generally, gains or losses are recognized in operating results only if sold. Investments in real estate held for lease are not classified as debt securities. Consequently, these assets are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Investments in debt securities classified as held-to-maturity are carried on the balance sheet at amortized cost.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

						Projected	Lifetime
						3rd Quarter	Runoff
2nd Quarter Average (a)				As of June 30, 2005		Yield/Cost (b)	Assumptions

	Actual		Actual Premiums
Basis	Yield/Cost		Runoff (Discounts)		Basis (a)

Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate		$29,766	6.23%		30%	$109	$28,199	6.34%	39%
ARMs		2,292,170	3.47		33	44,431	2,358,183	3.71	32
Ginnie Mae ARMs		987,902	3.35		33	5,879	951,154	3.72	29

		3,309,838	3.46		33	50,419	3,337,536	3.73	31

Non-agency securities:
Fixed-rate		28,464	6.38		28	7	27,244	6.53	38
ARMs		50,276	4.34		22	487	48,846	4.71	37

		78,740	5.08		25	494	76,090	5.36	37
CMBS – adjustable-rate		50,913	4.08		1	7	50,841	4.70	1

		3,439,491	3.51		33	$50,920	3,464,467	3.78	31

Related borrowings:
30-day LIBOR		2,490,356	3.00				2,500,074	3.48
> 30-day LIBOR		702,241	2.55				706,880	2.56

		3,192,597	2.91				3,206,954	3.28

Capital employed/
financing spread		$246,894	0.60				$257,513		0.50

Return on assets (c)			0.78						0.67

(a)	Basis represents Capstead’s investment before unrealized gains and losses. Actual asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Projected annualized yields reflect ARM coupon resets and lifetime runoff assumptions as adjusted for expected acquisitions and runoff over the next three months, as of the date of this press release. Actual yields realized in future periods will largely depend upon (i) changes in portfolio composition, (ii) ARM coupon resets, (iii) actual runoff and (iv) any changes in lifetime runoff assumptions. Interest rates on borrowings that reset every 30 days at the 30-day London Interbank offered Rate (“LIBOR”) reflect the 25 basis point increase in the federal funds rate on June 30, 2005 and expectations for 25 basis point increases in the federal funds rate at the August 9 and September 20, 2005 Federal Reserve meetings.

(c)	The Company generally uses its liquidity to pay down borrowings. Return on assets is calculated on an annualized basis assuming the use of this liquidity to reduce borrowing costs.

CAPSTEAD MORTGAGE CORPORATION
COMPARISON OF OPERATING INCOME *
AND DILUTED INCOME PER SHARE
(in thousands, except per share amounts)
(unaudited)

		Quarter Ended
		June 30, 2005	March 31, 2005		June 30, 2004
	Operating	Diluted	Operating	Diluted	Operating	Diluted
Net income	$5,990	$5,990	$7,602	$7,602	$11,815	$11,815
Adjustments for:
Depreciation on real estate	927	–	927	–	927	–
Dividends on antidilutive
preferred shares	(5,064)	(5,064)	(5,064)	(5,064)	(4,983)	(4,983)

	$1,853	$926	$3,465	$2,538	$7,759	$6,832

Weighted average common
shares outstanding	18,869	18,869	18,860	18,860	15,237	15,237
Net effect of dilutive securities:
Preferred A shares	–	–	–	–	311	311
Stock options shares	39	39	25	25	30	30

	18,908	18,908	18,885	18,885	15,578	15,578

	$0.10	$0.05	$0.18	$0.13	$0.50	$0.44

*	Capstead reports operating income per common share (a non-GAAP financial measure calculated excluding depreciation on real estate, any gain on asset sales and the dilutive effects, if present, of the Series B preferred shares) under the belief it provides investors with a useful supplemental measure of the Company’s operating performance. Operating income represents a measure of the amount of funds generated by operations, which may, at the discretion of Capstead’s Board of Directors, be used for reinvestment or distributed to common stockholders as dividends. Depreciation on real estate, although an expense deductible for federal income tax purposes and therefore an item that reduces Capstead’s REIT distribution requirements, is added back to arrive at operating income because it is a noncash expense. Gains are excluded because they are considered non-operating in nature and the amount and timing of any such gains are dependent upon investment strategies and market conditions. The Series B preferred shares are considered dilutive, for diluted net income per common share purposes only, whenever annualized basic net income per common share exceeds $2.13 (the Series B preferred share annualized dividend of $1.26 divided by the current conversion rate of 0.5903). Operating income per common share excludes the dilutive effects, if present, of the Series B preferred shares because it is not economically advantageous to convert these shares at market prices of both the common shares and Series B preferred shares; therefore, few, if any, Series B preferred share conversions are expected.